Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated January 24, 2008 related to the statement of revenues and certain operating expenses of the two-building office complex located at 2200, 2222 and 2230 East Imperial Highway, El Segundo, California for the year ended December 31, 2007 appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (“SEC”) on May 14, 2008, our report dated April 14, 2008 related to the statement of revenue and certain operating expenses of 2555 Grand, Kansas City, Missouri for the year ended December 31, 2007 appearing in the Current Report on Form 8-K/A filed with the SEC on May 14, 2008, and our report dated June 5, 2008 related to the statement of revenues and certain operating expenses of 2800 Post Oak Boulevard, Houston, Texas for the year ended December 31, 2007 appearing in the Current Report on Form 8-K/A filed with the SEC on June 6, 2008 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
October 9, 2009